FIRST AMENDMENT TO TAX BENEFITS PRESERVATION PLAN
FIRST AMENDMENT (this “Amendment”), dated as of January 6, 2023, to the Tax Benefits Preservation Agreement (the “Tax Benefits Preservation Plan”), dated as of December 22, 2022, between Clarivate Plc, a no par value public limited company formed under the laws of Jersey (the “Company”), and Continental Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Tax Benefits Preservation Plan.
W I T N E S S E T H
WHEREAS, the Board has determined that it is in the best interests of the Company and its shareholders to amend the Tax Benefits Preservation Plan to provide the Board additional discretion, prior to a Distribution Date, to determine whether to waive and not take into account for purposes of the definition of “Acquiring Person,” as and to the extent specified by the Board and subject to such terms and conditions, if any, which the Board may determine, any one or more inadvertent Acquisitions of Ordinary Shares (or, if applicable, other stock) by a Person who would otherwise be an “Acquiring Person” solely by reason of such one or more inadvertent Acquisitions and thereby provide that such Person shall not be an “Acquiring Person” solely by reason of such one or more inadvertent Acquisitions;
WHEREAS, Section 24 of the Tax Benefits Preservation Plan provides, among other things, that at any time on or prior to a Distribution Date (as defined in the Tax Benefits Preservation Plan), the Company may, in its sole and absolute discretion, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Tax Benefits Preservation Plan in any respect without the approval of any holders of Rights;
WHEREAS, no Distribution Date has occurred on or prior to the date hereof; and
WHEREAS, the Board has authorized and approved this Amendment.
NOW, THEREFORE, in consideration of the foregoing, the parties hereto hereby agree as follows:
Section 1.Amendments. Section 1(a) of the Tax Benefits Preservation Plan is hereby amended by deleting the definition of “Acquiring Person” in its entirety and inserting the following in place thereof:
““Acquiring Person” means any Person who or which is or becomes the Beneficial Owner of (i) 4.9% or more of the Ordinary Shares then outstanding, as calculated pursuant hereto or (ii) in the Board’s determination, 4.9% or more (by value) of the stock of the Company (as the term “stock” is defined in Treasury Regulation Section 1.382-2(a)(3) and 1.382-2T(f)(18)), but, in either case, shall not include:
(i)    any Exempt Person;
(ii)    any “public group” of the Company within the meaning of Treasury Regulations Section 1.382-2T(g)(1)(iii); and

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(iii)    any Existing Holder, unless and until such time as such Existing Holder shall, after the first public announcement of this Tax Benefits Preservation Plan, become the Beneficial Owner of one or more additional shares of Ordinary Shares or other stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Ordinary Shares in Ordinary Shares or pursuant to a split or subdivision of the outstanding Ordinary Shares), unless upon Acquiring such Beneficial Ownership, such Existing Holder does not Beneficially Own 4.9% or more of the Ordinary Shares or stock;
Notwithstanding the foregoing, (x) no Person shall become an “Acquiring Person” as the result of an Acquisition of Ordinary Shares or other stock by the Company which, by reducing the number of Ordinary Shares outstanding, increases the proportionate number of shares Beneficially Owned by such Person to 4.9% or more of the Ordinary Shares or stock; provided, however, that if a Person becomes the Beneficial Owner of 4.9% or more of the Ordinary Shares then outstanding solely by reason of one or more Acquisitions of Ordinary Shares or other stock by the Company and, after such Acquisitions by the Company, becomes the Beneficial Owner of one or more additional shares of Ordinary Shares or other stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Ordinary Shares in Ordinary Shares or pursuant to a split or subdivision of the outstanding Ordinary Shares), then such Person shall be deemed to be an “Acquiring Person” unless, upon becoming the Beneficial Owner of such additional Ordinary Shares or other stock, such Person does not Beneficially Own 4.9% or more of the Ordinary Shares or stock; and (y) if the Board determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this definition, has become such inadvertently (including, without limitation, because (A) such Person was unaware that it Beneficially Owned a percentage of Ordinary Shares or stock that would otherwise cause such Person to be an “Acquiring Person” or (B) such Person was aware of the extent of its Beneficial Ownership of Ordinary Shares or stock but had no actual knowledge of the consequences of such Beneficial Ownership under this Tax Benefits Preservation Plan), and (1) such Person divests as promptly as practicable (as determined, in good faith, by the Board) a sufficient number of Ordinary Shares (or, if applicable, other stock) so that such Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this definition or (2) the Board determines, in its sole discretion, prior to a Distribution Date, to waive and not take into account for purposes of this definition, as and to the extent specified by the Board and subject to such terms and conditions, if any, which the Board may determine, any such one or more inadvertent Acquisitions of Ordinary Shares (or, if applicable, other stock) by such Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this definition, solely by reason of such one or more inadvertent Acquisitions, then such Person shall not be deemed to be or have become an “Acquiring Person” at any time for any purposes of this Tax Benefits Preservation Plan solely as a result of such inadvertent Acquisitions. For all purposes of this Tax Benefits Preservation Plan, any calculation of the number of shares of Ordinary Shares or other stock outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding Ordinary Shares or stock of which any Person is the Beneficial Owner, shall be made pursuant to and in accordance with Section 382 and the Treasury Regulation promulgated thereunder.”

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Section 2.Full Force and Effect. Except as expressly amended hereby, the Tax Benefits Preservation Plan shall continue in full force and effect in accordance with the provisions thereof.
Section 3.Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
Section 4.Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State. To the fullest extent permitted by law, unless the Board determines otherwise, the courts of the Island of Jersey shall be the sole and exclusive forum for any claim relating to or brought pursuant to this Amendment by any Person (including any record or Beneficial Owner of Ordinary Shares or Preferred Shares, any record, registered or Beneficial Owner of a Right or any Acquiring Person); provided, that the courts of the State of New York or the United States District Court for the Southern District of New York shall be the sole and exclusive forum for any claim relating solely to the rights and duties of the Rights Agent solely in its individual capacity under this Amendment.
Section 5.Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. This Amendment shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Amendment shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

CLARIVATE PLC
By:	/s/ Jonathan Collins
Name: Jonathan Collins
Title: Executive Vice President & Chief Financial Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY
By:	/s/ Henry Farrell
Name: Henry Farrell
Title: Vice President

[Signature Page to First Amendment to Tax Benefits Preservation Plan]